Exhibit 99.1

Albany International Reports First-Quarter Results

First-Quarter Financial Highlights

  Net sales were $180.3 million, a decrease of 3.4 percent compared to Q1 2013.
  Adjusted EBITDA for Q1 2014 was $37.8 million, compared to $33.8 million in Q1 2013 (see Tables 6 and 7).
  Q1 2014 income attributable to the Company was $0.33 per share. These results were reduced by restructuring charges of $0.02 and income tax adjustments of $0.03, and were increased by foreign currency revaluation gains of $0.01 (see Table 8).
  Q1 2013 income attributable to the Company was $0.37 per share. These results were reduced by restructuring charges of $0.01 and income tax adjustments of $0.01, and were increased by foreign currency revaluation gains of $0.01 and a gain on the sale of a former manufacturing facility of $0.06 (see Table 9).

ROCHESTER, N.H.--(BUSINESS WIRE)--May 5, 2014--Albany International Corp. (NYSE:AIN), a global advanced textiles and materials processing company with core businesses in machine clothing and engineered composites, reported Q1 2014 income attributable to the Company of $10.6 million. These results were reduced by restructuring charges of $1.2 million and income tax adjustments of $1.1 million, and were increased by foreign currency revaluation gains of $0.3 million.

Q1 2013 income attributable to the Company was $11.5 million. These results were reduced by restructuring charges of $0.6 million and income tax adjustments of $0.2 million, and were increased by foreign currency revaluation gains of $0.7 million and a gain on the sale of a former manufacturing facility of $3.8 million.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
	Net Sales Three Months ended March 31,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect

(in thousands)	2014	2013
Machine Clothing (MC)	$164,088	$167,409	-2.0%	$782	-2.5%
Albany Engineered Composites (AEC)	16,219	19,245	-15.7%	-	-15.7%
Total	$180,307	$186,654	-3.4%	$782	-3.8%

In Q1 2014, AEC began LEAP production activities in its Rochester, New Hampshire, plant. This shift to larger scale production, together with a related change in invoicing terms, resulted in a build-up of inventory and an associated temporary lag in sales. The full-year outlook for AEC remains unchanged.

Q1 2014 gross profit was $74.8 million, or 41.5 percent of net sales, compared to $72.8 million, or 39.0 percent of net sales, in the same period of 2013. MC gross profit margin improved from 44.2 percent in 2013 to 45.0 percent in 2014. AEC’s gross profit margin was 8.0 percent in Q1 2014, compared to a gross margin loss in Q1 2013.

Selling, technical, general, and research (STG&R) expenses were $53.0 million, or 29.4 percent of net sales, in the first quarter of 2014, including losses of $0.2 million related to the revaluation of nonfunctional-currency assets and liabilities. In Q1 2013, STG&R expenses were $49.6 million, or 26.6 percent of net sales, including gains of $0.7 million related to the revaluation of nonfunctional-currency assets and liabilities, and a gain of $3.8 million related to the sale of a former manufacturing facility.

In the first quarter of 2014, the Company began including in segment expenses all research (see Table 2) and long-term incentive compensation expenses directly attributable to the MC and AEC business segments. On April 10, 2014, the Company filed a Form 8-K to show the effect of this change on previously reported results. Accordingly, all prior period amounts presented in this earnings report and other published financial reports will reflect this change.

The following table presents research and development expenses by segment:

Table 2
(in thousands)	Research and development expenses by segment Three Months ended March 31,
	2014	2013
Machine Clothing	$4,838	$4,386
Albany Engineered Composites	2,318	1,940
Corporate expenses	192	665
Total	$7,348	$6,991

The following table summarizes first-quarter operating income by segment:

Table 3
	Operating Income/(loss)
	Three Months ended
	March 31,
(in thousands)	2014	2013
Machine Clothing	$36,142	$37,556
Albany Engineered Composites	(3,475)	(4,403)
Corporate expenses	(12,066)	(10,635)
Total	$20,601	$22,518

Segment operating income was affected by restructuring, currency revaluation, and a 2013 gain on the sale of a building as shown in Table 4 below. Restructuring expense in Q1 2014 was principally related to the ongoing costs associated with restructuring in France.

Table 4
	Expenses/(gain) in Q1 2014		Expenses/(gain) in Q1 2013
	resulting from		resulting from

(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation	Building gain
Machine Clothing	$862	$152	$193	( $743)	$ -
Albany Engineered Composites	320	38	443	-	-
Corporate expenses	-	-	-	2	(3,763)
Total	$1,182	$190	$636	($741)	($3,763)

Q1 2014 Other income/expense, net, was income of $0.5 million, including gains related to the revaluation of nonfunctional-currency balances of $0.5 million. Q1 2013 Other income/expense, net, was expense of $0.7 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 5
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	March 31,
(in thousands)	2014	2013
Operating income	($190)	$741
Other income/(expense), net	505	(9)
Total	$315	$732

The Company’s income tax rate, excluding tax adjustments, was 35.0 percent for Q1 2014, compared to 34.0 percent for the same period of 2013. Discrete tax charges increased income tax expense by $1.1 million in 2014 and $0.2 million in 2013.

The following tables summarize Adjusted EBITDA:

Table 6
Three Months ended March 31, 2014 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$36,142	($3,475)	($21,974)	$10,693
Interest expense, net	-	-	2,918	2,918
Income tax expense	-	-	7,457	7,457
Depreciation and amortization	11,455	2,322	2,131	15,908
EBITDA	47,597	(1,153)	(9,468)	36,976
Restructuring and other, net	862	320	-	1,182
Foreign currency revaluation losses/(gains)	152	38	(505)	(315)
Pretax income attributable to noncontrolling interest in ASC	-	(59)	-	(59)
Adjusted EBITDA	$48,611	($854)	($9,973)	$37,784

Table 7
Three Months ended March 31, 2013 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$37,556	($4,403)	($21,642)	$11,511
Interest expense, net	-	-	4,025	4,025
Income tax expense	-	-	6,248	6,248
Depreciation and amortization	11,870	1,731	2,273	15,874
EBITDA	49,426	(2,672)	(9,096)	37,658
Restructuring and other, net	193	443	-	636
Foreign currency revaluation (gains)/losses	(743)	-	11	(732)
Gain on sale of former manufacturing facility	-	-	(3,763)	(3,763)
Adjusted EBITDA	$48,876	($2,229)	($12,848)	$33,799

Capital spending for equipment and software was $14.9 million for Q1 2014, including $6.0 million for the Albany Engineered Composites segment. Depreciation and amortization was $15.9 million for Q1 2014.

CFO Comments

CFO and Treasurer John Cozzolino commented, “Despite the improved EBITDA during the quarter, net debt increased about $12 million compared to the end of 2013, and was $94 million at the end of Q1 2014 (see Table 11). The Company’s leverage ratio this quarter, as defined in our primary debt agreements, was 1.75. Net debt increased primarily due to cash outflows for previously accrued incentive compensation and restructuring liabilities. Assuming no significant change in expected earnings, net debt should improve throughout the rest of the year. The Company continues to expect full-year capital expenditure spending of $65 to $75 million. Cash paid for income taxes was about $7 million during the quarter and is expected to total approximately $15 million this year.”

CEO Comments

President and Chief Executive Officer Joe Morone, said, “In Q1 2014, Machine Clothing rebounded and AEC continued to progress. Total Company Adjusted EBITDA improved by approximately 12 percent, both year-over-year and sequentially. The only notable anomaly in the Q1 results was a temporary decline in AEC sales. This was due to an expected timing effect, resulting from a shift of invoicing terms for the LEAP program. We expect a surge in the demand for LEAP parts later in the year for engine tests, and we continue to expect full-year revenue to be roughly 10 percent ahead of last year.

“Both businesses performed well and in line with expectations. In MC, the all-important containerboard market rebounded and our North American MC business followed suit. In the rest of the world, sales and orders remained steady, as they have for the last five quarters. Performance with our key customers in each region of the world was especially strong. Gross margin rose to 45 percent, reflecting seasonally strong plant utilization coupled with the impact of last year’s European restructuring.

“AEC continued to advance on all fronts. CFM has now won more than 6,000 orders for the LEAP engine, an unprecedented order volume for a new engine program, let alone one that is still more than two years away from entry into service. Our fan blades and fan cases are performing well in the LEAP engine test program, and both LEAP plants continue to make steady progress toward the production ramp-up. And in R&D, we continue to build momentum toward the development of new applications on both the engine and airframe.

“Our outlook remains unchanged. For MC, we expect Q2 to be comparable to Q1. For the remainder of the year, the primary risk factor in MC, both upside and down, continues to be the health of the global economy. Because of seasonal effects, the second half of the year in MC tends to be weaker than the first; the severity of those seasonal effects hinges on macroeconomic conditions. For AEC, we expect sales in the next three quarters to be substantially stronger than Q1 sales, as we deliver parts for LEAP engine tests and as two Rolls-Royce programs in our Texas operation begin to transition from development to production. We still expect full-year AEC revenue to be roughly 10 percent higher than 2013 revenue.

“In sum, both businesses performed well in Q1, and barring any macroeconomic disruptions, both are on track for strong full-year performance consistent with both our short- and long-term expectations.”

The Company plans a webcast to discuss first-quarter 2014 financial results on Tuesday, May 6, 2014, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 20 plants in 11 countries, employs 4,100 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, sales excluding currency effects, income tax rate exclusive of income tax adjustments, net debt, net income attributable to the Company, excluding adjustments (on an absolute and per-share basis), and certain income and expense items on a per-share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before income taxes. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization, and Income or loss from Discontinued Operations. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, adding or subtracting revaluation losses or gains, subtracting building sale gains, and subtracting Income attributable to the noncontrolling interest in ASC. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per-share amount for items included in continuing operations by using the effective tax rate utilized for the most recent reporting period, the full-year tax rate for the comparable period of the prior year, and the weighted average number of shares outstanding for each period.

Table 8 Quarter ended March 31, 2014
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$1,182	$414	$768	31,786	$0.02
Foreign currency revaluation gains	315	110	205	31,786	0.01
Net discrete income tax charge	-	1,104	1,104	31,786	0.03

Table 9 Quarter ended March 31, 2013
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$636	$310	$326	31,496	$0.01
Foreign currency revaluation gains	732	357	375	31,496	0.01
Gain on sale of former manufacturing facility	3,763	1,836	1,927	31,496	0.06
Net discrete income tax charge	-	210	210	31,496	0.01

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 10

	Three Months ended
Per share amounts (Basic)	March 31,
	2014	2013
Net income attributable to the Company, reported	$0.33	$0.37
Adjustments:
Restructuring charges	$0.02	$0.01
Income tax adjustments	$0.03	$0.01
Foreign currency revaluation gains	($0.01)	($0.01)
Gain on the sale of a former manufacturing facility	-	($0.06)
Net income attributable to the Company, excluding adjustments	$0.37	$0.32

The following table contains the calculation of net debt:

Table 11
(in thousands)	March 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011
Notes and loans payable	$797	$625	$586	$424
Current maturities of long-term debt	2,514	3,764	83,276	1,263
Long-term debt	299,108	300,111	235,877	373,125
Total debt	302,419	304,500	319,739	374,812
Cash	208,379	222,666	190,718	118,909
Net debt	$94,040	$81,834	$129,021	$255,903

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about economic and paper industry trends and conditions during 2014 and in future years; sales, EBITDA, Adjusted EBITDA and operating income expectations in 2014 and in future periods in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,

	2014	2013

Net sales	$180,307	$186,654
Cost of goods sold	105,498	113,885

Gross profit	74,809	72,769
Selling, general, and administrative expenses	39,157	36,553
Technical, product engineering, and research expenses	13,869	13,062
Restructuring and other, net	1,182	636

Operating income	20,601	22,518
Interest expense, net	2,918	4,025
Other (income)/expenses, net	(467)	734

Income before income taxes	18,150	17,759
Income tax expense	7,457	6,248

Income from continuing operations	10,693	11,511

(Loss)/income from operations of discontinued business	-	-
Gain/(loss) on sale of discontinued business	-	-
Income tax (benefit)/expense on discontinued operations	-	-
(Loss)/income from discontinued operations	-	-
Net income	10,693	11,511
Net Income attributable to the noncontrolling interest	72	-
Net income attributable to the Company	$10,621	$11,511

Earnings per share attributable to Company shareholders - Basic
Income from continuing operations	$0.33	$0.37
Discontinued operations	0.00	0.00
Net income attributable to the Company	$0.33	$0.37

Earnings per share attributable to Company shareholders - Diluted
Income from continuing operations	$0.33	$0.36
Discontinued operations	0.00	0.00
Net income attributable to the Company	$0.33	$0.36

Shares of the Company used in computing earnings per share:
Basic	31,786	31,496
Diluted	32,051	31,782

Dividends per share	$0.15	$0.14

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$208,379	$222,666
Accounts receivable, net	152,373	163,547
Inventories	121,410	112,739
Deferred income taxes	13,864	13,873
Prepaid expenses and other current assets	11,868	9,659
Total current assets	507,894	522,484

Property, plant and equipment, net	415,344	418,830
Intangibles	559	616
Goodwill	78,944	78,890
Income taxes receivable and deferred	116,205	119,612
Other assets	27,565	26,456
Total assets	$1,146,511	$1,166,888

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$797	$625
Accounts payable	35,134	36,397
Accrued liabilities	99,473	112,331
Current maturities of long-term debt	2,514	3,764
Income taxes payable and deferred	3,678	5,391
Total current liabilities	141,596	158,508

Long-term debt	299,108	300,111
Other noncurrent liabilities	102,720	106,014
Deferred taxes and other credits	53,707	54,476
Total liabilities	597,131	619,109

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
37,049,339 in 2014 and 36,996,227 in 2013	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2014 and 2013	3	3
Additional paid in capital	417,434	416,728
Retained earnings	440,446	434,598
Accumulated items of other comprehensive income:
Translation adjustments	(5,737)	(138)
Pension and postretirement liability adjustments	(47,881)	(48,383)
Derivative valuation adjustment	(905)	(977)
Treasury stock (Class A), at cost 8,463,635 shares
in 2014 and 2013	(257,571)	(257,571)
Total Company shareholders' equity	545,826	544,297
Noncontrolling interest	3,554	3,482
Total equity	549,380	547,779
Total liabilities and shareholders' equity	$1,146,511	$1,166,888

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Three Months Ended
	March 31,

	2014	2013
OPERATING ACTIVITIES
Net income	$10,693	$11,511

Adjustments to reconcile net income to net cash provided by /(used in) operating activities:
Depreciation	14,107	14,211
Amortization	1,801	1,663
Change in long-term liabilities, deferred taxes and other credits	(214)	3,873
Provision for write-off of property, plant and equipment	1	44
(Gain) on disposition of assets	-	(3,763)
Excess tax benefit of options exercised	(39)	(352)
Compensation and benefits paid or payable in Class A Common Stock	542	(698)

Changes in operating assets and liabilities, net of business divestitures:
Accounts receivable	10,964	(1,723)
Inventories	(8,996)	(2,988)
Prepaid expenses and other current assets	(2,148)	(3,577)
Income taxes prepaid and receivable	21	152
Accounts payable	(1,294)	547
Accrued liabilities	(12,849)	(8,983)
Income taxes payable	(1,710)	(5,318)
Other, net	(2,031)	(438)
Net cash provided by operating activities	8,848	4,161

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(14,603)	(13,188)
Purchased software	(294)	(93)
Proceeds from sale of assets	-	6,268
Net cash (used in)/provided by investing activities	(14,897)	(7,013)

FINANCING ACTIVITIES
Proceeds from borrowings	4,435	46,868
Principal payments on debt	(6,516)	(32,183)
Proceeds from options exercised	126	1,964
Excess tax benefit of options exercised	39	352
Debt acquisition costs	-	(1,563)
Dividends paid	(4,765)	-
Net cash (used in)/provided by financing activities	(6,681)	15,438

Effect of exchange rate changes on cash and cash equivalents	(1,557)	(3,471)

(Decrease)/increase in cash and cash equivalents	(14,287)	9,115
Cash and cash equivalents at beginning of period	222,666	190,718
Cash and cash equivalents at end of period	$208,379	$199,833

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com